Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ambac Financial Group, Inc.:

We consent to the incorporation by reference in the registration statements of Ambac Financial Group, Inc. on Form S-8 (Nos. 333-152479, 333-110145 and 333-52449) of our report dated March 22, 2013, with respect to the consolidated balance sheets of Ambac Financial Group, Inc. and subsidiaries (Debtor-in-Possession) (“Ambac” or the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2012, and all related financial statement schedules, which report appear in the December 31, 2012 Form 10-K of Ambac Financial Group, Inc. Our report contains an explanatory paragraph that states that, Ambac filed for relief under Chapter 11 of the U.S. Bankruptcy Code and although the Bankruptcy Court has confirmed the Reorganization Plan, there are uncertainties inherent in the bankruptcy process. The significant deterioration of the guaranteed portfolio has adversely impacted the business, results of operations and financial condition of the Company’s operating subsidiary, Ambac Assurance Corporation, resulting in significant regulatory oversight by the Office of the Commissioner of Insurance of the State of Wisconsin, including the establishment and rehabilitation of a segregated account of Ambac Assurance Corporation. Such factors raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of this uncertainty. Our report refers to the fact that the Company began applying additional accounting and financial reporting guidance applicable to Debtors-in-Possession on November 8, 2010.

/s/ KPMG LLP

New York, New York

March 22, 2013